EXHIBIT 99.1

contact: Investor Relations

(949) 699-4804

THE WET SEAL ANNOUNCES STRATEGIC CHANGES

FOOTHILL RANCH, CA, January 7, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today announced strategic initiatives involving the potential sale or closure of all 31 of the company’s pre-teen Zutopia stores. The company confirmed that if a buyer is not found, all stores will be closed by the end of the first quarter fiscal 2004.

Under the new organization, Zutopia divisional president Jennifer Pritchard has been named president of the Arden B. division, replacing Greg Scott, who has resigned from the company. “Jennifer has made a significant contribution to the company since she joined in September 2002. Her depth of experience in specialty retailing and her success in building a merchant led organization will help us continue to build the Arden B. brand,” said chief executive officer of The Wet Seal, Inc. Peter D. Whitford. Prior to joining Wet Seal, she held senior merchandising positions with Urban Outfitters and The Limited.

“We believe these strategic initiatives will further strengthen our corporate standing and are vital to our long-term goal of returning this company to a successful and profitable fashion retailer,” added Whitford. “As the Zutopia stores continued to struggle in this highly competitive pre-teen market, the board felt our efforts and resources would be better directed toward a more streamlined focus on our core strengths in the teen and better/juniors categories. We deeply appreciate the contributions that our talented Zutopia team has made to the company, and we are making every effort to offer as many of them as possible new opportunities within the organization.”

The company said it expects to record an approximate $5.5 million pre-tax non-cash charge in the fourth quarter, reflecting the write down of fixed assets at the Zutopia stores to their estimated fair value. The company will report December sales results tomorrow, January 8, 2004.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The company currently operates a total of 621 stores in 47 states, the District of Columbia and Puerto Rico, including 485 Wet Seal stores, 105 Arden B. stores and 31 Zutopia stores. The company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

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